Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

INSU ACQUISITION CORP. II,

INSU II MERGER SUB CORP.,

AND

METROMILE, INC.

DATED AS OF NOVEMBER 24, 2020

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(continued)

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(continued)

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(continued)

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(continued)

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INDEX OF ANNEXES AND EXHIBITS

Annex A	Sample Working Capital Calculation

Exhibit A	Form of Stockholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Certificate of Incorporation and Bylaws of the Surviving Entity
Exhibit F	Form of Parent Charter Amendments
Exhibit G	Form of 2021 Equity Incentive Plan
Exhibit H	Form of Employee Stock Purchase Plan

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Agreement and Plan of Merger AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (as it may be amended, modified or supplemented from time to time, this “Agreement”) is dated as of November 24, 2020, by and among INSU Acquisition Corp. II, a Delaware corporation (“Parent”), INSU II Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and MetroMile, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent is a blank check company incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination of one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Parent, and was formed for the purpose of the Merger;

WHEREAS, the Company Entities are engaged in the business of selling private passenger automobile insurance and licensing a proprietary claims platform (the “Business”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity following the Merger;

WHEREAS, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and that Parent, Merger Sub and the Company are each a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement and the Transactions to the stockholders of Parent for their approval and adoption and (iv) resolved to recommend approval of this Agreement and the Transactions by the stockholders of Parent;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared advisable this Agreement and the Transactions, (ii) approved this Agreement and the Transactions and (iii) resolved to submit this Agreement to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board has (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement and the Transactions to the stockholders of the Company for their approval and adoption and (iv) resolved to recommend approval of this Agreement and the Transactions by the stockholders of the Company;

WHEREAS within twenty-four (24) hours of the execution and delivery of this Agreement, certain stockholders of the Company shall enter into one (1) or more Support Agreements substantially in the form attached hereto as Exhibit A (each, a “Stockholder Support Agreement”) which will provide that as promptly as practicable following the time at which the Registration Statement shall have been declared effective, such Stockholders will approve and adopt this Agreement, the Merger and the other Transactions in accordance with Section 251 of the DGCL and agree to be bound by all of the terms of this Agreement through a written consent pursuant to Section 228 of the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Parent, Sponsor, and the Company have entered into one (1) or more support agreements substantially in the form of Exhibit B attached hereto (each, a “Sponsor Support Agreement”) providing that, among other things, each Sponsor will vote its Parent Common Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Transactions, Parent, certain stockholders of the Company and certain stockholders of Parent shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) at Closing, substantially in the form attached hereto as Exhibit C;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Parent and certain stockholders of the Company have entered into Lock-Up Agreements (the “Lock-Up Agreements”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit D;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Sponsor are entering into a Sponsor Share Cancellation and Vesting Agreement (the “Cancellation and Vesting Agreement”), whereby the Sponsor has agreed, among other things, that immediately prior to the Closing, subject to the terms and conditions set forth therein, the Sponsor shall transfer to Parent for cancellation the Sponsor Cancelled Shares and certain of the Sponsor’s remaining Sponsor Shares will be subject to certain additional restrictions as set forth therein;

WHEREAS, pursuant to the Parent Certificate of Incorporation, Parent shall provide an opportunity to its stockholders to have their shares of Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Certificate of Incorporation, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the Parent stockholders for the Merger (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an omnibus incentive plan (the “2021 Equity Incentive Plan”);

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an employee stock purchase plan (the “ESPP”); and

WHEREAS, on or about the date hereof, Parent has entered into Subscription Agreements with certain investors, pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Parent Common Stock (the “Private Placements”), such purchases to be consummated immediately prior to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and the Company Entities, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the aggregate amount of the exercise prices payable upon the exercise in full of all outstanding Company Options immediately prior to the Effective Time.

“Aggregate Closing Merger Consideration” means, together, the Cash Consideration and the Stock Consideration.

“Aggregate Merger Consideration” means, collectively, the Aggregate Closing Merger Consideration and the Additional Shares.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity has any liability, including on account of any ERISA Affiliate.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash” means the aggregate amount of cash and cash equivalents of the Company Entities, as adjusted for deposits in transit, outstanding checks and other reconciling items, as calculated in accordance with GAAP; provided that “Cash” shall not include Restricted Cash.

“Cash Consideration” means an amount of cash equal to (i) the funds remaining in the Trust Account following the redemption (if any) of shares of Parent Common Stock in connection with the Offer and payment of Transaction Expenses and Repaid Indebtedness, plus (ii) the Private Placement proceeds, plus (iii) the amount of Cash as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date (excluding for the avoidance of doubt any Restricted Cash and any Cash included in the calculation of the Closing Net Working Capital Amount), minus (iv) $294,000,000; provided that under no circumstances shall the Cash Consideration be greater than $30,000,000 or less than $0.

“Closing Net Working Capital Amount” means, in each case calculated as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, the sum of (i) the aggregate amount of the current assets of the Company Entities (excluding, for the avoidance of doubt, Cash), minus (ii) the aggregate amount of the current liabilities of the Company Entities, in each case (A) including only the line items set forth in, and calculated in accordance with the mathematical principles, policies and methodologies used in, the calculation of the sample Working Capital Amount as set forth on Annex A hereto and (B) excluding Company Transaction Expenses and non-current assets and liabilities of the Company Entities.

“Closing Working Capital Adjustment Amount” shall mean (i) an amount (expressed as a negative number), if any, by which the Closing Net Working Capital Amount is less than the Target Net Working Capital Floor, (ii) an amount (expressed as a positive number), if any, by which the amount of the Closing Net Working Capital Amount is greater than the Target Net Working Capital Ceiling or (iii) zero (0) if the Closing Net Working Capital Amount is equal to the Target Working Capital Floor or the Target Net Working Capital Ceiling or is an amount that is greater than the Target Net Working Capital Floor but less than the Target Net Working Capital Ceiling.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Certificate of Incorporation” means that certain Tenth Amended and Restated Certificate of Incorporation of the Company, dated as of April 13, 2020.

“Company Common Shares” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property that is owned by any Company Entity.

“Company IP Agreements” means all Contracts containing licenses, covenants not to sue, and similar grants of rights (including any right to receive or obligation to pay royalties or any other consideration) to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Company’s Knowledge” means the actual knowledge of Dan Preston, David Friedberg and Lindsay Alexovich.

“Company Option” means each outstanding option to purchase Company Common Shares whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan.

“Company Option Plan” means the Company’s 2011 Equity Incentive Plan.

“Company Optionholder” means a holder of Company Options.

“Company Preferred Shares” means the Company Series A Convertible Preferred Stock, Company Series B Convertible Preferred Stock, Company Series C Convertible Preferred Stock, Company Junior Convertible Preferred Stock, Company Series D Convertible Preferred Stock, Company Series E Convertible Preferred Stock and Company Series E-1 Convertible Preferred Stock.

“Company Voting Preferred Shares” means the Company Series A Convertible Preferred Stock, Company Series B Convertible Preferred Stock, Company Series C Convertible Preferred Stock, Company Series D Convertible Preferred Stock, Company Series E Convertible Preferred Stock and Company Junior Convertible Preferred Stock.

“Company Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Company Certificate of Incorporation.

“Company Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.0001 per share, with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Company Certificate of Incorporation.

“Company Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.0001 per share, with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Company Certificate of Incorporation.

“Company Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.0001 per share, with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Company Certificate of Incorporation.

“Company Series E Convertible Preferred Stock” means the Series E Convertible Preferred Stock, par value $0.0001 per share, with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Company Certificate of Incorporation.

“Company Series E-1 Convertible Preferred Stock” means the Series E-1 Convertible Preferred Stock, par value $0.0001 per share, with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Company Certificate of Incorporation.

“Company Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of the Company Entities at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions, including the fees and expenses of legal counsel, financial advisors, accountants and other representatives and consultants and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports.

“Company Warrant” means each outstanding warrant for the purchase of Company Shares.

“Company Outstanding Shares” means the total number of Company Common Shares and Company Preferred Shares (on an “as-converted” to Company Common Shares basis) on a fully diluted basis as of the Closing Date using the treasury method of accounting, including, without duplication, the number of Company Common Shares issued or issuable upon the exercise of all Company Options and the Company Shares underlying the Company Warrants on a net-exercise equivalent basis.

“Company Shares” means the Company Common Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments and modifications relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Debt for Borrowed Money” means, as of the close of Business on the Closing Date (and treating any Indebtedness for borrowed money as then currently due and payable), the aggregate Indebtedness for borrowed money of the Company and the Company Entities, on a consolidated basis, in connection with the items of Indebtedness set forth on Section 1.1 of the Disclosure Schedules under the heading “Debt for Borrowed Money.”

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal; for purposes of clarity, restrictions on transfer of securities absent registration or an appropriate exemption pursuant to applicable securities Law shall not be deemed to be Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Equity Value” means $900,000,000 plus the Closing Working Capital Adjustment Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company entity under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including Laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money (excluding any intercompany obligations among Company Entities for borrowed money and any trade payables), including the PPP Loan; (b) obligations for the deferred purchase price of property or services, excluding trade accounts payable incurred in the ordinary course of business, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of the Company Entities or otherwise required to be categorized as such under GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), in each case excluding any Company Transaction Expenses or amounts included as current liabilities in the calculation of Closing Net Working Capital Amount; provided that Indebtedness shall not include any insurance claims reserves.

“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) works of authorship, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, ordinance, regulation, rule, writ, judgment, Governmental Order or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of the Company Entities or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), (v) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub or any of their respective Affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of this Agreement; or (viii) the public announcement, pendency or completion of the Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which any Company Entity conducts the Business.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Value” means (a) Equity Value, plus (b) Cash, plus (c) the Aggregate Exercise Price, minus (c) Debt for Borrowed Money.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on September 3, 2020.

“Parent Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent’s Knowledge” means the actual knowledge of any executive officer or director of Parent.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of Parent or Merger Sub, or (b) the ability of Parent or Merger Sub to consummate the Transactions on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which Parent or Merger Sub operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); (v) any failure of Parent or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company Entities or any of their respective Affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of this Agreement; or (viii) the public announcement, pendency or completion of the Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or Merger Sub as compared to other similarly situated companies.

“Parent Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of Parent, Merger Sub and the Sponsor at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions, including the fees and expenses of legal counsel, accountants, financial advisors and other representatives and consultants and any deferred underwriting fees and commissions.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration Value” means (i) Merger Consideration Value divided by (ii) the Company Outstanding Shares.

“Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to (a) the Per Share Merger Consideration Value, divided by (b) the Reference Price.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen s’, repairmen s’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (c) Encumbrances for Taxes not yet due and delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) purchase money Encumbrances securing rental payments under capital lease arrangements, (e) leases for Leased Real Property to which a Company Entity is a party, (f) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the Business, (g) nonexclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and (h) Encumbrances granted to any lender at the Closing in connection with any financing by Parent of the Transactions.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“PPP” means the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith.

“PPP Loan” means that certain Note, and all loan documents ancillary thereto, dated as of April 14, 2020, issued by the Company to Western Alliance Bank in connection with the PPP.

“Reference Price” means $10.00.

“Related Parties” means, with respect to a Person, such Person’s current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Repaid Indebtedness” means, as of the close of Business on the Closing Date (and treating any Indebtedness for borrowed money as then currently due and payable), the aggregate Indebtedness for borrowed money of the Company and the Company Entities, on a consolidated basis, in connection with the items of Indebtedness set forth on Section 1.1 of the Disclosure Schedules under the heading “Repaid Indebtedness.”

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Restricted Cash” means any cash which is not freely usable by the Company Entities because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise including, restrictions on dividends, collateral for letters of credit, repatriations, withholding tax or any other form of restriction, and shall include, for the avoidance of doubt, cash of Metromile Insurance Company; provided, however, that Restricted Cash shall not include any cash or cash equivalents of the Company or the other Company Entities as of immediately prior to the Closing to the extent such cash or cash equivalents are freely usable in the operations of the Surviving Entity to cover day-to-day operations and general working capital requirements of the Surviving Entity following the Closing.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a)(i) the Merger Consideration Value, minus (ii) the Cash Consideration, divided by (b) the Reference Price.

“Sponsor” means Insurance Acquisition Sponsor II, LLC, a Delaware limited liability company, and Dioptra Advisors II, LLC, a Delaware limited liability company, either taken together or individually as indicated by the context in which such term is used.

“Sponsor Cancelled Shares” means the number of Sponsor Shares to be forfeited to Parent by the Sponsor in accordance with the Cancellation and Vesting Agreement, such number being 1,177,000.

“Sponsor Shares” means the shares of Parent Class B Common Stock held by the Sponsor as of immediately prior to the Closing.

“Stockholders” means the holders of Company Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Target Net Working Capital Ceiling” means $20,000,000.

“Target Net Working Capital Floor” means $0.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Trading Day” means any day on which shares of Parent Common Stock are tradeable on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Transaction Expenses” means, collectively, Company Transaction Expenses and Parent Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, to occur at or immediately prior to the Closing.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any equity interests in Company held in the treasury of Company.

“Unvested Company Option” means any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Effective Time.

“U.S. Restricted Person List” means (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders list, the Executive Order 13599 list, the Sectoral Sanctions Identification List, the Non-SDN Iran Sanctions List, the Part 561 List, the Non-SDN Palestinian Legislative Council List, and any similar list maintained by the U.S. Department of Treasury, and (ii) the Denied Persons, Entity, and Unverified lists maintained by the U.S. Department of Commerce.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time.

Section 1.2 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

(d) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f) Reference to “made available” means a document or other item of information that was provided or made available to Parent and its representatives via electronic communication (including email) or in the electronic “data room” maintained by the Company under the heading “SPAC 2020” located at securedocs.com prior to the date of this Agreement.

(g) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(h) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

Section 1.3 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Term	Section
2021 Equity Incentive Plan	Recital
Additional Shares	Section 2.17(a)
Aggregate Cash Election Amount	Section 2.5(b)(i)
Agreement	Preamble
Audited Financial Statements	Section 3.5(a)
Balance Sheet	Section 3.5(b)
Business	Recital
Cancellation and Vesting Agreement	Recital
Cash Electing Share	Section 2.5(b)(i)
Cash Election	Section 2.5(b)(i)
Cash Fraction	Section 2.5(b)(i)
Certificate of Merger	Section 2.2
Certificates	Section 2.11(a)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Statement	Section 2.14(a)
Company	Preamble
Company Acquisition Proposal	Section 5.12(b)
Company Board Recommendation	Section 3.2(b)
Company Post-Merger D&O Policy	Section 5.7(b)
Company Indemnified Persons	Section 5.7(a)
Company Preferred Stock Conversion	Section 2.5(a)
Company Stockholder Vote	Section 3.2(a)
Company Waiving Parties	Section 8.15(b)
Confidentiality Agreement	Section 5.1
Dissenting Shares	Section 2.7
Effective Time	Section 2.2(b)
Election Date	Section 2.6(c)
Employment Contracts	Section 3.23
ESPP	Recital
Exchange Agent	Section 2.11(a)
Financial Statements	Section 3.5(a)
Form of Election	Section 2.6(b)
Insurance Policies	Section 3.21
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	Section 3.5(a)
Interim Financial Statements	Section 3.5(a)
Interim Period	Section 5.2
Letter of Transmittal	Section 2.11(a)
Liabilities	Section 3.6
Lock-Up Agreements	Recitals
Material Company Software	Section 3.10(f)
Material Contracts	Section 3.13
Merger	Recitals
Merger Payment Schedule	Section 2.14(b)

Term	Section
Merger Sub	Preamble
Minimum Cash Election Condition	Section 2.5(b)(i)
Offer	Recitals
Organizational Documents	Section 3.1
Other Filings	Section 5.8(a)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Acquisition Proposal	Section 5.12(a)
Parent Board	Recitals
Parent Charter Amendments	Section 5.8(b)
Parent Indemnified Persons	Section 1.1
Parent SEC Documents	Section 4.6(a)
Parent Stockholder Approval	Section 5.8(b)
Parent Stockholders’ Meeting	Section 5.8(a)
Parent Waiving Parties	Section 8.15(a)
Per Share Cash Consideration	Section 2.5(b)(i)
PIPE Investors	Section 5.10(a)
Press Release	Section 5.9
Private Placements	Recitals
Pro Rata Share	Section 2.17(a)
Proxy Statement	Section 5.8(a)
Registration Rights Agreement	Recitals
Registration Shares	Section 5.8(a)
Registration Statement	Section 5.8(a)
Release Date	Section 2.17(b)
Stock Election	Section 2.5(b)(ii)
Stockholder Notice	Section 5.6(b)
Stockholder Support Agreement	Recitals
Subscription Agreements	Section 5.10(a)
Surviving Entity	Section 2.1
Transaction Form 8-K	Section 5.9
Sponsor Support Agreement	Recitals
Voting Matters	Section 5.8(b)
Waived 280G Benefits	Section 5.20

Article II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, pursuant to the provisions of the DGCL, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving entity in the Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest and continue in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2 Certificate of Merger; Closing.

(a) Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held remotely by electronic exchange of deliverables and release of signatures on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.3 Organizational Documents; Name of Surviving Entity. The corporate bylaws and certificate of incorporation of Merger Sub in the forms attached hereto as Exhibit E, as amended pursuant to the Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, except that the name of the corporation set forth therein shall be changed to “Metromile Operating Company.”

Section 2.4 Directors and Officers.

(a) The parties shall take all actions necessary such that the board of directors of the Surviving Entity and the officers of the Surviving Entity as of immediately following the Effective Time shall be comprised of the individuals set forth on Section 2.4(a) of the Disclosure Schedules, each to hold office in accordance with the DGCL and the Organizational Documents of the Surviving Entity until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

(b) The parties shall cause the Parent Board and the officers of Parent as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.4(b) of the Disclosure Schedules, each to hold office in accordance with the DGCL and the Organizational Documents of Parent until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Section 2.5 Effect of Merger.

(a) The Company shall take all actions necessary to cause each Company Preferred Share that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of Company Common Shares at the then-effective conversion rate as calculated pursuant to the terms of the Organizational Documents of the Company (the “Company Preferred Stock Conversion”). All of the Company Preferred Shares converted into Company Common Shares shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, each Company Common Share (including Company Common Shares resulting from the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Treasury Shares and other shares to be canceled pursuant to Section 2.5(e)) shall be converted into the right to receive the following:

(i) if the calculation of the Cash Consideration results in a positive number (the “Minimum Cash Election Condition”) and the holder of such Company Common Share makes a proper and timely election in accordance with Section 2.6 to receive cash with respect to such Company Common Share (a “Cash Election”), which election has not been revoked pursuant to Section 2.6 (each such share, a “Cash Electing Share”), in an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the “Per Share Cash Consideration”), except that if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”) exceeds the available Cash Consideration, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) one minus the Cash Fraction; and

(ii) if the holder of such share makes a proper election to receive shares of Parent Common Stock (a “Stock Election”) with respect to such Company Common Share, which election has not been revoked pursuant to Section 2.6, the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth in Section 2.6, or if the Minimum Cash Election Condition is not satisfied, the applicable Per Share Stock Consideration.

(c) Each of the Company Common Shares issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, Treasury Shares and other shares to be canceled pursuant to Section 2.5(e), but, for the avoidance of doubt, including the Company Common Shares resulting from the Company Preferred Stock Conversion), shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.5 and throughout this Agreement, be canceled and automatically deemed for all purposes to represent the right to receive its allocable portion of the Aggregate Closing Merger Consideration as provided for in Section 2.5(b) and in the Merger Payment Schedule, and each of the Stockholders shall cease to have any other rights as a stockholder of the Company with respect thereto. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parent Common Stock will be issued to any of the Stockholders in connection with payment of the Aggregate Closing Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Aggregate Closing Merger Consideration after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Stockholder, such fraction shall be rounded up to one whole share of Parent Common Stock.

(d) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(e) Each Company Share owned by any Subsidiary of the Company and each Treasury Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.6 Consideration Election Procedure.

(a) On or prior to the Election Date, each Stockholder (i) entitled to receive consideration pursuant to Section 2.5(b) and (ii) who was a Stockholder on the date of the delivery of the Company’s Written Consent solicitation, shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 2.6. For the avoidance of doubt and notwithstanding anything else to the contrary set forth herein, each Cash Election or Stock Election made pursuant to this Section 2.6 shall be deemed to be made with respect to each applicable Stockholder on an “as-converted” to Company Common Shares basis.

(b) Not less than twenty (20) days prior to the Election Date, the Company shall mail or otherwise deliver a form of election (the “Form of Election”) to each holder of record (as of such mailing) of Company Shares. Each Stockholder entitled to receive consideration pursuant to Section 2.5(b) shall use the Form of Election to make a Cash Election or a Stock Election. In the event that any such Stockholder fails to make a Cash Election or a Stock Election with respect to any or all Company Shares held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares.

(c) Any applicable Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company or its designated agent has received at its designated office, by 5:00 p.m. (Pacific Time) on the business day that is ten (10) Business Days prior to the date of the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Date”), a Form of Election duly, completely and validly executed and accompanied by (i) Certificates to which such Form of Election relates or (ii) in the case such shares are uncertificated, any additional documents required by the procedures set forth in the Form of Election, and in each case, together with any additional documents required by the procedures set forth in the Form of Election.

(d) Any election made pursuant to this Section 2.6 will have been properly made only if the Company will have actually received a properly completed Form of Election prior to the Election Date. Any Form of Election may be revoked or changed by the person submitting it, by written notice received by the Company prior to the Election Date. In the event a Form of Election is validly revoked prior to the Election Date, the holder of the Company Shares represented by such Form of Election shall be deemed to have made a Stock Election with respect to those shares, except to the extent a subsequent election is properly made prior to the Election Date. Any Cash Election or Stock Election as of the Election Date is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article VII, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any Company Common Shares (or Company Preferred Shares on an “as-converted” to Company Common Share basis), no further registration of transfers of such shares shall be made on the stock transfer books of the Company until the Closing, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 2.6.

(e) The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 2.6. None of Parent, Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election.

Section 2.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, Company Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only receive payment of the appraised value of such Company Shares held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8 Withholding Rights. Each of the Exchange Agent, Parent, the Company, Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Aggregate Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law. Any sum which is withheld as permitted by this Section 2.8 shall be timely remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.9 Treatment of Options.

(a) Vested Company Options. As of the Effective Time, all Vested Company Options shall, automatically and without any required action on the part of any Company Optionholder or beneficiary thereof, be converted into a number of vested restricted stock units denominated in shares of Parent Common Stock (“Parent Vested RSUs”). The number of Parent Vested RSUs received by a holder of Vested Company Options shall equal such holder’s Aggregate Option Spread divided by the Reference Price, rounded down to the nearest whole share. The “Aggregate Option Spread” shall equal the product of (A) the excess, if any, of (i) the Per Share Merger Consideration Value over (ii) the exercise price per Company Common Share subject to such Vested Company Option, multiplied by (B) the number of Company Common Shares subject to such Vested Company Option. The Parent Vested RSUs shall be granted as soon as practicable following effective registration of shares of Parent Common Stock to be issued under the 2021 Equity Incentive Plan on a Form S-8 registration statement (or other appropriate form). Each Parent Vested RSU shall entitle the holder thereof to receive one share of Parent Common Stock that shall be delivered, subject to any applicable tax or withholding obligations, as soon as practicable following the expiration of any applicable Lock-Up Agreement(s), but in no event later than December 31, 2021.

(b) Unvested Company Options. At the Effective Time, all Unvested Company Options shall, automatically and without any required action on the part of any Company Optionholder or beneficiary thereof, be converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”). For each Converted Option, (i) the number of shares of Parent Common Stock subject to each such Converted Option shall equal the product of (A) the total number of Company Common Shares subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the Per Share Stock Consideration (rounded down to the nearest whole share), and (ii) the exercise price per share of Parent Common Stock shall equal the quotient (with the result rounded up to the nearest whole cent) of (A) the exercise price per Company Common Share of such Unvested Company Option immediately prior to the Effective Time divided by (B) the Per Share Stock Consideration; provided, however that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Options shall be determined in a manner consistent with the requirements of Code Section 409A; provided further that in the case of any Unvested Company Option to which Code Section 422 applies, the exercise price and the number of shares Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Code Section 424(a). Except as expressly provided in the foregoing sentence, each such Converted Option shall be subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Unvested Company Option immediately prior to the Effective Time. The Converted Options shall be granted as soon as practicable following effective registration of shares of Parent Common Stock to be issued under the 2021 Equity Incentive Plan on a Form S-8 registration statement (or other appropriate form).

Section 2.10 Company Warrants. Immediately prior to and conditioned upon the consummation of the Merger, each Company Warrant shall either (a) automatically, and without any required action on the part of the holder of the Company Warrant or beneficiary thereof or (b) at the election of the holder of such Company Warrant, be exercised into a number of Company Shares in accordance with the terms of the warrant agreement amendment applicable to such Company Warrant (each, a “Warrant Agreement Amendment”) and the information set forth in the Merger Payment Schedule. The Company Warrants converted into Company Shares shall no longer be outstanding and shall cease to exist, and the holder of each Company Warrant shall thereafter cease to have any rights with respect to such securities and become a Stockholder for all purposes of this Agreement.

Section 2.11 Surrender and Payment.

(a) Following the date hereof and prior to the Effective Time, Parent shall, appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger. At or before the Effective Time, Parent shall deposit with the Exchange Agent (i) a cash amount in immediately available funds equal to the Cash Consideration and (ii) the number of shares of Parent Common Stock equal to the Stock Consideration. Promptly after the appointment of the Exchange Agent, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares as of immediately prior to the Effective Time entitled to receive Aggregate Merger Consideration pursuant to Section 2.5, a letter of transmittal (which shall be in the form and substance reasonably acceptable to Parent and the Company) (a “Letter of Transmittal”) and which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against Parent and the Company arising out of or related to such holder’s ownership of Company Shares, (iii) specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”), to the extent such Company Shares are certificated, shall pass, only upon proper delivery of the Certificates to the Exchange Agent, (iv) include instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal and (v) permit each Stockholder to allocate, on a share-by-share or “block” basis, those Company Shares exchanged for such holder’s share of the Cash Consideration.

(b) Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (to the extent such Company Shares are or were certificated), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Parent shall direct the Exchange Agent to deliver the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with the provisions of Section 2.5 and Section 2.6, and the Certificate(s) so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.11, each Certificate entitled to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with Section 2.5 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, that such holder is entitled to receive in accordance with the provisions of Section 2.5.

(c) Adjustments. The Per Share Stock Consideration and the Per Share Cash Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Stockholders for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any Stockholders who have not theretofore complied with this Section 2.11 shall thereafter look only to Parent for the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable. Any portion of the Exchange Fund remaining unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. None of the Exchange Agent, Parent or the Surviving Entity shall be liable to any holder of Company Shares (including Company Common Shares resulting from the conversion of Company Preferred Shares and the Company Warrants) for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.11.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed acceptable to the Exchange Agent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.5 and Section 2.6(b).

Section 2.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company or Merger Sub, the officers and board of directors of the Surviving Entity will be fully authorized in the name of the Company or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

Section 2.13 Closing Statement; Merger Payment Schedule.

(a) At least five (5) Business Days preceding the Closing Date, the Company shall provide to Parent a written statement, signed by a financial officer of the Company (the “Closing Statement”), setting forth (a) the Company’s good faith estimate, together with related supporting calculations and work papers and back-up materials relating thereto, of the consolidated balance sheet of the Company Entities as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date and the amount of Company Transaction Expenses, including by category those that have been paid or are to be paid prior to the Closing, those that are to be paid as part of the Closing pursuant to Section 2.15 and those that are expected to otherwise remain unpaid as of the close of business on the Closing Date and satisfied thereafter in accordance with their terms and (b) calculations of Repaid Indebtedness, Merger Consideration Value, Cash Consideration and the Closing Working Capital Adjustment Amount based on such estimates. The Closing Statement and all components thereof shall be prepared in accordance with this Agreement (including the mathematical principles, policies and methodologies used in, the calculation of the sample Working Capital Amount as set forth on Annex A hereto). The Company shall provide Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company to enable Parent and its representatives to review and analyze the Closing Statement and the components thereof. The Parties shall meet and confer regarding the Closing Statement and the components thereof no later than the third (3rd) Business Day prior to the Closing Date, and shall make such changes thereto as the Parties may mutually and in good faith agree, and the Closing Statement as so mutually agreed shall be the “Closing Statement” hereunder. If (i) there is a dispute between the parties regarding the Closing Statement that is not resolved prior to the Closing Date, (ii) the Closing Net Working Capital Amount set forth in the Closing Statement as delivered by the Company is within $1,000,000 of the Target Net Working Capital Ceiling or Target Net Working Capital Floor, and (iii) the net amount in dispute exceeds $1,000,000, then Parent shall have the unilateral option to delay the Closing for up to a ten (10)-day period (including for such purposes past the Outside Date, and any such delay period shall suspend the application of the Outside Date until the expiration of such delay period) for Parent and the Company to have an opportunity to resolve and settle all then remaining disputes, and the parties shall reasonably and in good faith work together to resolve and settle such disputes, time being of the essence in respect thereof; provided, however that if the parties shall fail to resolve and settle all such disputes by the end of such ten (10)-day period after complying with their obligations under this Section 2.13, the Closing Statement as prepared by the Company (and revised to reflect any matters agreed to by the parties in the interim) shall be the “Closing Statement” hereunder without any further delay in the Closing Date.

(b) Merger Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Merger Payment Schedule”) that is true, correct and consistent with the Forms of Election received by the Company or its designated agent pursuant to Section 2.6 showing (i) the percentage allocation of the Stock Consideration to each of the Stockholders at the Closing and the corresponding number of shares of Parent Common Stock to be issued to each Stockholder in accordance with Section 2.5 and the Organizational Documents of the Company, (ii) the Per Share Cash Consideration to be paid to each of the Stockholders in accordance with Section 2.5 and the Organizational Documents of the Company, (iii) with respect to each Stockholder as of immediately prior to the Closing, the Pro Rata Share of the Additional Shares. The Merger Payment Schedule shall also include (A) the name of each Company securityholder and (B) the number and type of Company Shares, Company Options and Company Warrants held by each holder thereof. For the avoidance of doubt, in no event shall the cash payable by Parent or any other person in respect of Company Shares pursuant to the terms of this Agreement exceed the Cash Consideration and the Merger Payment Schedule shall reflect the same.

Section 2.15 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) The Company shall deliver or cause to be delivered to Parent and Merger Sub (i) the final Merger Payment Schedule; and (ii) the certificates and other documents required to be delivered pursuant to Section 6.2; and

(b) Parent and Merger Sub shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 6.3, (ii) the Aggregate Closing Merger Consideration to the Exchange Agent for the account and benefit of the Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Merger Payment Schedule), and (iii) the aggregate amount of the Company Transaction Expenses to the applicable third parties as directed by the Company in writing prior to the Closing.

Section 2.16 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares or Company Preferred Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, in accordance with the provisions of Section 2.5.

Section 2.17 Additional Shares Earnout.

(a) From and after the Closing until the Release Date (as defined below), after the satisfaction of the threshold set forth in Section 2.17(b), Parent shall issue and cause to be delivered to the Stockholders as of immediately prior to the Effective Time a total of ten million (10,000,000) newly issued shares of Parent Common Stock, fully paid and free and clear of all Encumbrances other than applicable securities Law restrictions (such Parent Common Stock, together with any equity securities into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Additional Shares”). The Additional Shares shall be allocated among the Stockholders, as of immediately prior to the Effective Time, based on the proportion of each Stockholder’s Company Shares as of immediately prior to the Effective Time relative to the aggregate of all Company Shares held by all Stockholders as of immediately prior to the Effective Time (the “Pro Rata Share”); provided that in furtherance of the foregoing Parent agrees that to the extent a fractional share of Parent Common Stock is issuable as part of the allocable Additional Shares to a Stockholder after aggregating all fractional shares of Parent Common Stock that otherwise would be allocable to such Stockholder in respect of his, her or its Additional Shares, such fraction shall be rounded up to one whole share of Parent Common Stock.

(b) The Additional Shares shall be issued to the Stockholders as of immediately prior to the Effective Time in accordance with their Pro Rata Share, if at any time during the twenty-four (24) months following the Closing (the end of such period, the “Release Date”) the closing share price of the Parent Common Stock is greater than $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period.

(c) The Parent Common Stock price target in Section 2.17(b) shall be equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock after the date of this Agreement (other than in respect of issuances of Parent Common Stock in connection with (i) any equity financing by Parent or (ii) the payment of the Aggregate Merger Consideration.

(d) In the event of the satisfaction of the threshold set forth in Section 2.17(b) on or prior to the Release Date, as soon as practicable (but in any event within five (5) Business Days) after such satisfaction, Parent shall issue to each Stockholder the Pro Rata Share of the Additional Shares to be issued to such Stockholder (provided that such Stockholder has previously delivered a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith).

(e) In the event of the failure of the satisfaction of the threshold set forth in Section 2.17(b) on or prior to the Release Date, no Additional Shares will be issued to the Stockholders pursuant to this Section 2.17.

(f) Following the Closing, including during the twenty-four (24) months following the Closing, Parent and its Subsidiaries, including the Company Entities, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Additional Shares have been met, and none of the Stockholders will have any right to claim the loss of all or any portion of the Additional Shares or other damages as a result of such decisions.

(g) If, during the twenty-four (24) months following the Closing, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price equal to or in excess of the Reference Price (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock after the date of this Agreement) (an “Acceleration Event”), then the Additional Shares shall be issued to the Stockholders effective as of immediately prior to the consummation of such Change of Control, or otherwise treated as so released in connection therewith, so as to ensure that the recipients of such Additional Shares shall receive such Additional Shares in connection with such Change of Control. “Change of Control” shall mean any transaction or series of related transactions the result of which is the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of (i) direct or indirect beneficial ownership of securities of Parent representing 50% or more of the combined voting power of the then outstanding securities of Parent, whether by acquisition, merger, consolidation, reorganization or other business combination, however effected, other than any such transaction (or series of related transactions) in which the equity holders of Parent as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (ii) all or substantially all of the assets of Parent.

 Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (or, if representations and warranties are made with respect to a certain date, as of such date) as follows:

Section 3.1 Organization and Qualification; Subsidiaries. Each Company Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business. Section 3.1 of the Disclosure Schedules sets forth each Company Entity, its jurisdiction of organization, its directors and officers, and each jurisdiction in which such Company Entity has a Permit and is qualified to do business. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.1 of the Disclosure Schedules, the Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Encumbrances, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. The Company does not own or have any ownership interest in any other Person other than such Subsidiaries. True and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended to date (together, the “Organizational Documents”) of each Company Entity, have been made available to Parent.

Section 3.2 Authority; Board Approval.

(a) Except as set forth on Section 3.2(a) of the Disclosure Schedules, the Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and the Transactions by the affirmative vote or consent of (i) the majority of the holders of the Company Common Shares and Company Preferred Shares, voting together as a single class, and (ii) at least sixty percent (60%) of the holders of the Company Voting Preferred Shares, voting together as a single class, in accordance with the Organizational Documents of the Company (collectively, the “Company Stockholder Vote”), to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions, subject only, in the case of consummation of the Merger, to the receipt of the Company Stockholder Vote. The Company Stockholder Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, convert the Company Preferred Shares into Company Common Shares, and approve the Merger and consummate the Merger and the other Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally, and (ii) as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally, and (ii) as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(b) The Company Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to Parent or Merger Sub, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

Section 3.3 No Conflict; Consents. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.3 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Company Stockholder Vote, conflict with or result in a violation or breach of, or default under, the Organizational Documents of the Company; (ii) subject to, in the case of the Merger, obtaining the Company Stockholder Vote conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to the Company; (iii) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on the Company Entities, taken as a whole.

Section 3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedules sets forth, as of the date hereof, (i) the authorized capital stock of the Company, (ii) the number, class and series of Company Shares owned by Stockholder, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Company Options, including the number of Company Common Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires, and (iv) a list of all holders of outstanding Company Warrants, including the number of Company Shares subject to each such Company Warrant, the grant date, and exercise price for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires. Each Company Option was granted in accordance with the Company Option Plan with an exercise price per share that (A) is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1 (b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which Company Board or its compensation committee actually awarded the Company Option. The Company has provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.

(b) Except for currently outstanding Company Options which have been granted to employees, consultants or directors pursuant to the Company Option Plan, a reservation of Company Common Shares for direct issuances or purchase upon exercise of Company Options under the Company Option Plan, the Company Warrants or as disclosed on Section 3.4(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Common Shares.

(c) All issued and outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise of Company Options and Company Warrants, when issued in accordance with the terms of the Company Options and the Company Warrants, respectively, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Organizational Documents of the Company or any agreement to which the Company is a party; and (iii) free of any Encumbrances. All issued and outstanding Company Shares, Company Options and Company Warrants were issued in compliance with applicable Law.

(d) Except as set forth on Section 3.4(d) of the Disclosure Schedules, no outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Company Entity. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Company Entity or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Organizational Documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(f) To the Company’s Knowledge, the Company is not subject to Section 2115 of the California Corporations Code based on the addresses of the Stockholders of the Company as listed on the books and records of the Company, as of the date hereof.

Section 3.5 Financial Statements.

(a) Section 3.5(a) of the Disclosure Schedules sets forth the Company’s (i) audited consolidated financial statements consisting of the balance sheet of the Company Entities as of December 31 in each of the years 2018 and 2019 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended (the “Audited Financial Statements”), (ii) unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of September 30, 2020 (the “Interim Balance Sheet Date”) and the related consolidated statements of operations for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and reclassifications and the absence of statement of cash flows and notes and other presentation items. The Financial Statements are based on the books and records of the Company Entities, and fairly present in all material respects the financial condition of the Company Entities as of the respective dates they were prepared and the results of the operations of the Company Entities for the periods indicated. The balance sheet of the Company Entities as of December 31, 2019 is referred to herein as the “Balance Sheet.” The Company Entities maintain a standard system of accounting established and administered in accordance with GAAP.

(c) Except as set forth in Section 3.5(b) of the Disclosure Schedules, the Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

(d) Except as set forth on Section 3.5(c) of the Disclosure Schedules, (i) all representations and certifications made by the Company to lenders or any Governmental Authority in connection with the PPP Loan were accurate, true and correct in all respects when made and (ii) the Company used the proceeds of the PPP Loan solely for the allowable uses set forth in the PPP.

Section 3.6 Undisclosed Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedules, the Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of the Company Entities prepared in accordance with GAAP, consistently applied, except those (a) which are adequately reflected or reserved against in the Financial Statements, (b) which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (c) which are Liabilities of future performance under Contracts (none of which results from or arises out of any breach of or default under any Contract).

Section 3.7 Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Disclosure Schedules, since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Intellectual Property) other than revocable non-exclusive licenses (or sublicenses of Company Intellectual Property granted in the ordinary course of business), (c) there has not been any event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2.

Section 3.8 Title; Leased Real Property.

(a) No Company Entity owns a freehold estate in any real property.

(b) The Company Entities have good and valid title to, or a valid leasehold interest in, as applicable, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(c) Section 3.8(c) of the Disclosure Schedules lists with respect to each Leased Real Property of the Company Entities as of the date hereof (i) the street address; (ii), the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location. Each of the Company Entities is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, and the Company Entities do not occupy or make use of any real property other than the Leased Real Property. The Company’s use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, there are no Legal Proceedings pending nor threatened against or adversely affecting the Leased Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.9 Condition of Assets. Except as set forth in Section 3.9 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (in each case, excluding used car inventory) of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, in each case in all material respects and excluding ordinary wear and tear, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (in each case, excluding used car inventory) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedules lists all Company IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All material filings and fees required to maintain the Company IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b) Section 3.10(b) of the Disclosure Schedules lists all Company IP Agreements in effect as of the date hereof that are (i) material licenses of Company Intellectual Property granted by the Company Entities to a third party other than in the ordinary course of business, or (ii) licenses of Intellectual Property granted by a third party to the Company Entities, other than in the ordinary course of business, that are material to the Company Entities taken as a whole. Each Company IP Agreement set forth on Section 3.10(b) of the Disclosure Schedules is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid and binding on the Company Entities in accordance with its terms and is in full force and effect. Neither a Company Entity nor to the Company’s Knowledge any other party thereto is in breach of or default under, or has provided or received in the last two (2) years any written notice of breach or default of or any intention to terminate, any such Company IP Agreement, except as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(c) Except as set forth in Section 3.10(c) of the Disclosure Schedules, a Company Entity is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the material items of Company Intellectual Property, in each case, free and clear of Encumbrances other than Permitted Encumbrances and, to the Company’s Knowledge, has the right to use all other material items of Intellectual Property used in the conduct of the Business. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every current and former employee who has created material items of Intellectual Property for the Company Entities, and with every current and former independent contractor who has created material items of Intellectual Property for the Company Entities, whereby such employees and independent contractors assign to the Company Entities any ownership interest and right they may have in such Company Intellectual Property.

(d) Each Company Entity’s rights in the Company Intellectual Property are subsisting and, to the Company’s Knowledge, each Company Entity’s rights in the Company IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken commercially reasonable steps to maintain their rights in the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, in each case except as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(e) To the Company’s Knowledge, in the last two (2) years, (i) the conduct of the Business, and the products, processes and services of the Company Entities, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property in any material respect.

(f) Except as set forth in Section 3.10(f) of the Disclosure Schedules, no computer software owned, purported to be owned, or developed by or for a Company Entity for use in the Business uses or incorporates any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, in each case in a manner that has required (i) items of software that embody Company Intellectual Property and are material to the Company Entities taken as a whole (“Material Company Software”) be made freely available in the public domain in source code form, or (ii) the free licensure of such Material Company Software or public disclosure of the source code of such Material Company Software to other Persons.

(g) Except as set forth in Section 3.10(g) of the Disclosure Schedules, there are no material Legal Proceedings (including any oppositions, interferences or re-examinations) settled within the last two (2) years, pending or, to the Company’s Knowledge, threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company Entities’ rights with respect to any Company Intellectual Property, other than ordinary-course prosecution of Company IP Registrations; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. To the Company’s Knowledge, the Company Entities are not subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property in any material respect.

Section 3.11 Privacy and Data Security.

(a) Except as forth in Section 3.11(a) of the Disclosure Schedules, each Company Entity is and has been in material compliance with (i) Laws requiring it to have a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business in such Company Entity’s possession, custody or control, or otherwise held or processed on its behalf and such Company Entity, (ii) such privacy policy and (iii) all Laws requiring such Company Entity to post such privacy policy in a clear and conspicuous location on public websites owned or operated by such Company Entity.

(b) Except as forth in Section 3.11(b) of the Disclosure Schedules, each Company Entity has in the past two (2) years complied in all material respects with all applicable Laws governing the collection, retention, use and protection of personal information in any Company Entity’s possession, custody or control.

(c) Each Company Entity is in material compliance with the terms of all Material Contracts to which such Company Entity is a party governing data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information in any Company Entity’s possession, custody or control), if any.

(d) No Person (including any Governmental Authority) has, in the past two (2) years, (i) commenced any Legal Proceeding about which the Company would reasonably be expected to have Knowledge relating to any Company Entity’s information privacy or data security practices with respect to personal information of consumers in any Company Entity’s possession, custody or control, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of any Company Entity, or (ii) to the Company’s Knowledge, threatened any such Legal Proceeding, or made any complaint or investigation relating to such practices.

(e) The execution, delivery and performance of this Agreement and the consummation of the Transactions will not violate the privacy policy of any Company Entity as it currently exists.

(f) The Company Entities have established and implemented commercially reasonable policies, programs and procedures, including administrative, technical and physical safeguards designed to protect the confidentiality, integrity and security of personal information in their respective possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g) Except as forth in Section 3.11(g) of the Disclosure Schedules, to the Company’s Knowledge, no Company Entity has in the past two (2) years experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control of any Company Entity or otherwise held or processed on its behalf except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 3.12 Software and IT.

(a) The Company Entities’ Systems are reasonably sufficient in all material respects for the current needs of the Business, including as to capacity, scalability, and ability to process current peak volumes in a timely manner. The Company Entities’ Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material software, in each case as necessary for the conduct of the Business, except as would not reasonably be expected to be material to the Company Entities, taken as a whole.

(b) To The Company’s Knowledge, in the last two (2) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other material adverse event affecting any of the Company Entities’ Systems, in each case that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in the conduct of the Business of the Company Entities; (ii) substantial loss, destruction, damage or harm of any Company Entity or any of their Business or operations, personnel, property or other assets; or (iii) material liability of any kind to the Company Entities or their Business. Each Company Entity has taken commercially reasonable actions to protect the integrity and security of the Company Entities’ Systems and the data and other information stored thereon.

(c) The Company Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, and act in material compliance therewith.

Section 3.13 Contracts. Section 3.13 of the Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Leased Real Property disclosed in Section 3.8 of the Disclosure Schedules, all Company IP Agreements as set forth in Section 3.10(b) of the Disclosure Schedules, and all Contracts falling into the following categories and entered into by a Company Entity after the date hereof in accordance with Section 5.2, being “Material Contracts”):

(a) Contracts for the sale or purchase of any of products or services of any Company Entity which provides for payments by or to such Company Entity in excess of $500,000 during calendar year 2019 or that are expected to involve more than such amount in calendar year 2020 (other than purchase orders entered into or issued in the ordinary course of business);

(b) Contracts for the grant to any Person of any most-favored nations, or exclusive rights to purchase any of such products or services (other than in the ordinary course of business);

(c) Contracts for joint ventures, partnerships or sharing of profits, and Contracts for material joint or shared marketing activities or expenses;

(d) Contracts containing covenants obligating a Company Entity not to compete in any line of business or with any Person in any geographical area;

(e) Contracts containing covenants obligating a Company Entity not to solicit or hire any Person with respect to employment (other than Contracts with contractor agencies or otherwise in the ordinary course of business);

(f) Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any material line of business or a material amount of stock or assets (other than Contracts to purchase inventory in bulk in the ordinary course of business), in each case if entered into in the past three (2) years, or under which any Liabilities remain outstanding;

(g) Contracts evidencing Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset);

(h) except for standard indemnification provisions in Contracts entered in the ordinary course of business with third persons, any Contract under which any Company Entity is required to provide material continuing indemnification or a similar guarantee of obligations of any Person (other than another Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(i) any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(j) any Contract between any Company Entity, on the one hand, and any of their respective directors or executive officers, on the other hand (other than indemnification agreements that have been made available to Parent, or Contracts made pursuant to the terms of a Benefit Plan that has been made available to Parent);

(k) all Employment Contracts which are not cancellable without material penalty or without more than thirty (30) days’ notice (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

(l) Contracts with independent contractors or consultants that require annual cash payments in excess of $150,000 to which a Company Entity is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(m) collective bargaining or similar labor agreements;

(n) any Contract with a Governmental Authority;

(o) any Contract with a re-insurer;

(p) any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $150,000 individually or $300,000 in the aggregate, during any twelve (12)-month period; and

(q) any other Contract that is material to any Company Entity, provides for consideration in excess of $500,000 annually or $700,000 in the aggregate and is not previously disclosed pursuant to this Section 3.13, Section 3.8 or Section 3.10(b) (other than purchase orders entered into or issued in the ordinary course of business).

Except as set forth in Section 3.13, Section 3.8 or Section 3.10(b) of the Disclosure Schedules, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii)  applicable equitable principles (whether considered in a proceeding at Law or in equity). None of the Company Entities or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Disclosure Schedules, there are no Legal Proceedings (which excludes, for the purposes of this Section 3.14, any claims or coverage disputes relating to automobile policies issued by the Company Entities) pending or, to the Company’s Knowledge, threatened in writing (a) against a Company Entity (or, to the Company’s Knowledge, against any of the officers or directors of any Company Entity related to their business duties, which interfere with their business duties, or as to which any Company Entity has any indemnification obligations), in each case which would reasonably be expected to result in Liabilities to such party in excess of $20,000; or (b) against or by a Company Entity that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, at Law, in equity or otherwise. Except as set forth in Section 3.14 of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Entity or any of its properties or assets. Each Company Entity is in compliance with the terms of each applicable Governmental Order set forth in Section 3.14 of the Disclosure Schedules.

Section 3.15 Compliance with Laws; Permits.

(a) Each Company Entity is now, and for the past three (3) years has been, in compliance in all respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its Business, except for such non-compliance that has not been and would not reasonably be expected to be material to the Company Entities, taken as a whole. No Company Entity has made voluntary disclosures under any FCPA Laws or U.S. Trade Laws, or received written notice of any violations or enforcement actions or threats of enforcement actions against it under any FCPA Laws or U.S. Trade Laws. All Permits required for each Company Entity to conduct its Business have been obtained by it and are valid and in full force and effect, except as would not reasonably be expected to be material to the Company Entities, taken as a whole. No Company Entity, Affiliate, or to the Company’s Knowledge, any employee of a Company Entity or Affiliate or any other Person acting for or on behalf of a Company Entity, is or has been at any time during the past three (3) years, a Person, or owned or controlled by a Person that is or was identified on any U.S. Restricted Person List or any other comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by a Government Authority.

(b) Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to a Company Entity. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules, except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) Each Company Entity is now, and for the past two (2) years has been in compliance in all material respects with all Environmental Laws and has not received any: (i)written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b) To the Company’s Knowledge, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to any Leased Real Property presently leased or occupied by any Company Entity, and in the last two (2) years, no Company Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in a claim against or Liability of, or a violation of Environmental Law or term of any Permit by, any Company Entity.

(c) No Company Entity owns or operates any active or abandoned aboveground or underground storage tanks. To the Company’s Knowledge, no Leased Real Property currently leased by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(d) No Company Entity has used any off-site Hazardous Substances treatment, storage, or disposal facilities or locations. No Company Entity has retained or assumed, by contract or, to the Company’s Knowledge, operation of Law, any ongoing material liabilities or obligations of third parties under Environmental Law.

(e) The Company has provided or otherwise made available to Parent all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any non-compliance of the Company or any of the Company Entities with, or liability of the Company or any of the Company Entities under, Environmental Law.

Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedules sets forth a list of each material Benefit Plan other than any contract or arrangement for services with any current or former employee, director, officer or independent contractor that is substantially the same as a form of agreement disclosed in Section 3.17(a) of the Disclosure Schedules and made available to Parent. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b) As applicable with respect to the Benefit Plans, the Company has made available to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination letter, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent summary annual reports, financial statements and trustee reports, and (vi) all communications between the Company Entities or any ERISA Affiliate on the one hand, and the IRS or DOL on the other hand, during the last three (3) years concerning IRS or DOL audits or investigations.

(c) Each Company Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including (if applicable) ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code.

(d) Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, to the extent applicable.

(e) Except as set forth in Section 3.17(e) of the Disclosure Schedules, all payments under the Benefit Plans that have become due have been made, in all material respects, on a timely basis.

(f) No Company Entity nor to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the Transactions, will engage in, any transaction with respect to any Benefit Plan which would reasonably be expected to subject any such Benefit Plan, any Company Entity, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to any material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 303(k), Code Section 430(k) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h) No Company Entity contributes to, is required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.

(i) No Benefit Plan provides post-employment welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.

(j) Except as expressly provided otherwise in this Agreement or as set forth in Section 3.17(j) of the Disclosure Schedules, the execution of, and performance of the Transactions will not either alone or together with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of the Company has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k) To the Company’s Knowledge, there are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code.

(m) No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by the Company Entities have been, or will be, timely filed (giving effect to all extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company Entities have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past two (2) years, no written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, which extension or waiver is still in effect.

(d) The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before October 31, 2020 does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e) Section 3.18(e) of the Disclosure Schedules sets forth the taxable years for which material examinations by taxing authorities are presently being conducted with respect to the Company Entities, together with the subject matter of such examinations. All material deficiencies asserted, or assessments made, against the Company Entities as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations). No Company Entity is a party to any current Legal Proceeding by any taxing authority, and to the Company’s Knowledge there are no threatened Legal Proceedings by any taxing authority against any of the Company Entities.

(f) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015.

(g) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Entities.

(h) No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes). No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Company Entities.

(i) No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). No Company Entity has Liability for Taxes of any Person (other than a Person that is a member of a group of which the common parent is the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by contract.

(j) No Company Entity will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

(k) No Company Entity has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. No Company Entity has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l) No Company Entity is aware of the existence of any fact or of any action it has taken (or failed to take) or agreed to take that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Company is properly classified as a corporation for U.S. federal income tax purposes.

(m) Notwithstanding anything herein to the contrary, no representations are made concerning the amounts of or Parent’s or the Surviving Entity’s ability to utilize or otherwise benefit from any net operating losses, capital losses, deductions, Tax credits and other similar items of the Company Entities in any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.19 Employee Relations.

(a) Except as set forth in Section 3.19(a) of the Disclosure Schedules, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining agreement; (ii) a party to, or to the Company’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. Except as set forth in Section 3.19(a) of the Disclosure Schedules, in the last year, no Company Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to the Company’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b) Each Company Entity is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor and employment practices, including all Laws respecting discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues (with respect to Laws concerning COVID-19-related health and safety issues, for the avoidance of doubt, following their enactment)), employee whistle-blowing, immigration, workers’ compensation, employee leave issues (including the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), affirmative action, unemployment insurance, plant closures and layoffs (including the WARN Act), employee privacy, employment practices and classification of employees, consultants and independent contractors. Except as set forth in Section 3.19(b) of the Disclosure Schedules, there are no pending or to the Company’s Knowledge, threatened, claims against any Company Entity on account of any labor or employment matter or action.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedules, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

(d) Section 3.19(d) of the Disclosure Schedules accurately sets forth as of the date of this Agreement, by Company Entity, with respect to each current employee of any Company Entity: (i) the title, classification as exempt or non-exempt, and date of hire; and (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2019 to the extent such compensation and bonuses or other incentive compensation exceeds $50,000.

Section 3.20 Transactions with Related Parties. Except for agreements related to employment with Company Entities and Contracts to be entered into pursuant to this Agreement, and except as set forth in Section 3.20 of the Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

Section 3.21 Insurance. Section 3.21 of the Disclosure Schedules contains a complete and correct list of all policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available to Parent. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Company Entity is currently in receipt of any written notice of cancellation or non-renewal thereunder. There is no ongoing material default with respect to any provision contained in any Insurance Policy. Except as set forth in Section 3.21 of the Disclosure Schedules: (a) there are no outstanding claims under the Insurance Policies (other than ordinary course claims); (b) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (c) in the past two (2) years, no notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any Insurance Policy has been received, and (d) each Company Entity has not failed to obtain any category of insurance (e.g. garage, cyber) sought due to refusal by all insurance carriers pursued, nor have any of its coverages been limited by any insurance carrier contrary to policy terms.

Section 3.22 Brokers. Except as set forth on Section 3.22 of the Disclosure Schedules (which for the avoidance of doubt shall be deemed Company Transaction Expenses), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Ancillary Agreement based upon arrangement made by or on behalf of a Company Entity.

Section 3.23 Employment Contracts. The Company has provided to Parent a schedule setting forth a complete and correct list of all Contracts to which any Company Entity is a party or by which it is bound providing for the employment of any individual whose rate of annual compensation, including any promised, expected or customary cash bonus exceeds $200,000 on a full-time, part-time or consulting or other basis (other than offer letters that do not deviate in any material respect from the standard offer letter made available to Parent) and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments (other than performance bonuses provided in accordance with the terms of the applicable offer letter) to such individuals (the “Employment Contracts”).

Section 3.24 Power of Attorney. Except as required in the ordinary course of business, no Person holds a power of attorney to act on behalf of any Company Entity except as set forth in Section 3.24 of the Disclosure Schedules.

Section 3.25 Parent Common Stock. No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 3.26 Information Supplied. The information relating to the Company Entities supplied by or on behalf of the Company Entities in writing expressly for inclusion or incorporation by reference in the Proxy Statement will not, as of the date of filing and/or mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Proxy Statement). Notwithstanding the foregoing, the Company Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, (b) any projections or forecasts included in the Proxy Statement or (c) any information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.27 Insurance Companies.

(a) Except as set forth in Section 3.27(a) of the Disclosure Schedules, (i) each Company Entity that is required to be organized and licensed as an insurance company, an insurance agency, or other entity under the supervisory jurisdiction of a U.S. or non-U.S. insurance regulator (each, an “Insurance Company,” and collectively the “Insurance Companies”) is duly licensed or authorized as an insurer, an agent, or other applicable entity type under the supervisory jurisdiction of a U.S. or non-U.S. insurance regulator in each other jurisdiction where it is required to be so licensed or authorized to conduct its business; (ii) each of the Insurance Companies is in material compliance with and conducts its businesses in conformity with all applicable insurance and consumer financial services Laws; (iii) each of the Insurance Companies has made all required filings under applicable insurance company statutes and has filed all notices, reports, declarations, documents or any other information required to be filed thereunder (including statutory annual and quarterly statements and statutory balance sheets and income statements included therein), except to the extent any omitted or late filing would not reasonably be expected to give rise to any material liability on the part of any Insurance Company; (iv) each of the Insurance Companies has obtained and currently holds all necessary Permits of and from all insurance regulatory authorities necessary to conduct their respective existing businesses; (v) none of the Insurance Companies has received any written or, to the Company’s Knowledge, oral notification from any insurance regulatory authority to the effect that any additional Permit from any insurance regulatory authority is needed to be obtained by any of the Insurance Companies; (vi) to the Company’s Knowledge, there are no pending or threatened Legal Proceedings against any of the Insurance Companies from any insurance regulatory authority that could reasonably be expected to lead to any modification, revocation, termination or suspension of any Permit; and (vii) no insurance regulatory authority having jurisdiction over any Insurance Company has issued, or to the Company’s Knowledge intends to issue, any order or decree impairing, restricting or prohibiting (A) the payment of dividends by any of the Insurance Companies to its parent, other than those restrictions applicable to insurance or reinsurance companies under such jurisdiction generally, or (B) the continuation of the business of any of the Insurance Companies in all respects as presently conducted.

(b) Except as set forth in Section 3.27(b) of the Disclosure Schedules, no Insurance Company has received any written notice from any of the other parties to any reinsurance Contract to which any of the Insurance Companies is a party that such other party intends not to perform its obligations thereunder.

Section 3.28 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND ANY ANCILLARY AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Section 3.29 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THE COMPANY ACKNOWLEDGES THAT NONE OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF PARENT OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY Parent AND MERGER SUB IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM PARENT’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES).

Article IV

REPRESENTATIONS AND WARRANTIES OF Parent AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (or, if representations and warranties are made with respect to a certain date, as of such date) as follows:

Section 4.1 Organization. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and (b)has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent (upon obtaining the Parent Stockholder Approval) and Merger Sub, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions.

Section 4.2 Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions, subject only, in the case of consummation of the Merger, to the receipt of the Parent Stockholder Approval. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) The Parent Board and the Merger Sub board of directors (including any required committee or subgroup of the board of directors of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (b) determined that the consummation of the Transactions are in the best interests of Parent and Merger Sub and the stockholders of Parent and Merger Sub.

Section 4.3 No Conflict. Except as set forth in Section 4.3 of the Disclosure Schedules, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter Amendments, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the Transactions do not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Parent or Merger Sub is subject, (b) conflict with or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (c) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of or constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent or Merger Sub is a party or by which it may be bound, or (d) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub, except, with respect to the foregoing clauses (a), (c) and (d), as would not reasonably be expected to have an adverse effect on Parent and Merger Sub, taken together, that is material individually or in the aggregate.

Section 4.4 Consents. Except as set forth in Section 4.4 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware, the effectiveness of the Registration Statement and such filings as may be required under the Securities Act, the Exchange Act and the HSR Act.

Section 4.5 Brokers. Except as set forth in Section 4.5 of the Disclosure Schedules (each of whose fees will be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from the Company, Parent or Merger Sub upon consummation of the Transactions.

Section 4.6 SEC Filings and Financial Statements.

(a) Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents. No financial statements other than those of Parent are required by GAAP to be included in the financial statements of Parent.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13 a-15 under the Exchange Act) that are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls and, to Parent’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d) Since the date of the latest Form 10-Q of Parent filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

Section 4.7 Capitalization. As of the Business Day immediately prior to the date of this Agreement:

(a) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock, of which 23,540,000 shares are outstanding; 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, of which 7,846,667 shares are outstanding, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are outstanding. Parent has warrants issued and outstanding to purchase 7,846,666 shares of Parent Common Stock.

(b) Parent owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the Transactions will not cause any Encumbrances to be created or suffered on the capital stock (or other equity securities) of either Parent or Merger Sub, other than Encumbrances created by the Company. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Parent or any Subsidiary of Parent including Merger Sub. Neither Parent nor Merger Sub owns, directly or indirectly, any stock or other equity interests of any other Person.

(c) The shares of Parent Common Stock to be issued pursuant to this Agreement, subject to the Parent Stockholder Approval and the effectiveness of the Parent Charter Amendments, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 4.8 Litigation. As of the date of this Agreement there is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at Law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 4.9 Compliance with Laws. Parent and Merger Sub are now and have been in material compliance with all Laws applicable to their respective business, properties or assets. Neither Parent nor Merger Sub has received any written notice of any violation of Law. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Parent is and at all times has been in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement.

Section 4.10 NASDAQ Listing. The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

Section 4.11 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

Section 4.12 Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13 Pro Forma Capitalization of Parent. Section 4.13 of the Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Merger (assuming the Merger is consummated in accordance with the terms thereof and without giving effect to any redemption elections by stockholders of Parent). Except as set forth in Section 4.13 of the Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, Parent will not have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 4.14 Transactions with Related Parties. Except as set forth in Section 4.14 of the Disclosure Schedules or in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.15 Trust Account. As of September 8, 2020, Parent had $230,000,000 in the Trust Account, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Investment Management Trust Agreement, dated as of September 2, 2020 (the “Trust Agreement”), by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the Trustee. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Parent’s initial public offering and (B) holders of Parent Common Stock who have elected to redeem their Parent Common Stock in accordance with the Organizational Documents of Parent) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income taxes from any interest earned in the Trust Account and to redeem Parent Common Stock in accordance with the provisions of the Organizational Documents of Parent. There is no Legal Proceeding pending, or to Parent’s Knowledge, threatened with respect to the Trust Account.

Section 4.16 Information Supplied. The information relating to Parent and the Merger Sub furnished by or on behalf of Parent and the Merger Sub in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such mailing date pursuant to Section 5.8 hereof. Notwithstanding the foregoing, Parent and the Merger Sub make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 4.17 Business Activities.

(a) Since its respective organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward completing a business combination of the type contemplated by this Agreement. Except as set forth in the Parent SEC Documents (including the exhibits thereto), there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub and cash and cash equivalents and Parent’s contingent interest in the Trust Account, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. All the outstanding equity interests (including any equity interests convertible or exchangeable into equity interests) of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub has no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require such Subsidiary of Parent to issue, sell or otherwise cause to become outstanding any of its equity interests (including any equity interests convertible or exchangeable into equity interests).

Section 4.18 Application of Takeover Protections. Parent and the Parent Board have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Parent’s Organizational Documents or the Laws of the State of Delaware that are or could become applicable to the Company as a result of the Company, Parent and Merger Sub fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of Parent’s issuance of the Aggregate Merger Consideration.

Section 4.19 Stock Consideration . All Stock Consideration to be issued and delivered in connection with the Closing to the Stockholders shall be, upon issuance and delivery of such Stock Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Encumbrances other than pursuant to the Lock-Up Agreements.

Section 4.20 Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by Parent and Merger Sub have been, or will be, timely filed (giving effect to all extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Parent and Merger Sub (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Parent and Merger Sub have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any taxing authority in any jurisdiction where Parent and Merger Sub do not file Tax Returns that they are, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent or Merger Sub, which extension or waiver is still in effect.

(d) The amount of Parent and Merger Sub’s Liability for unpaid Taxes does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Parent SEC Documents. The amount of Parent and Merger Sub’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Parent SEC Documents shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Parent and Merger Sub (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e) Section 4.20(e) of the Disclosure Schedules sets forth the taxable years for which material examinations by taxing authorities are presently being conducted with respect to Parent or Merger Sub, together with the subject matter of such examinations. All material deficiencies asserted, or assessments made, against Parent or Merger Sub as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations). Neither Parent nor Merger Sub is a party to any current Legal Proceeding by any taxing authority, and to Parent’s Knowledge there are no threatened Legal Proceedings by any taxing authority against any of Parent or Merger Sub.

(f) Parent has made available to the Company copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Parent and Merger Sub for all Tax periods ending after December 31, 2018.

(g) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of Parent or Merger Sub.

(h) Neither Parent nor Merger Sub is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes). No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Parent or Merger Sub.

(i) Neither Parent nor Merger Sub has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is Parent). Neither Parent nor Merger Sub has Liability for Taxes of any Person (other than a Person that is a member of a group of which the common parent is Parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by contract.

(j) Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

(k) Neither Parent nor Merger Sub has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Neither Parent nor Merger Sub has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Neither Parent nor Merger Sub has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l) Neither Parent nor Merger Sub is aware of the existence of any fact or of any action it has taken (or failed to take) or agreed to take that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Each of Parent and Merger Sub is properly classified as a corporation for U.S. federal income tax purposes.

Section 4.21 Employees. Other than any officers as described in the Parent SEC Documents and consultants and advisors in the ordinary course of business or in connection with Parent’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, Parent and Merger Sub have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any officer or director in connection with their service to Parent in such capacities. Parent and Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any Benefit Plan.

Section 4.22 CFIUS Foreign Person Status. Neither Parent nor Merger Sub is a “foreign person” (including a “foreign national,” “foreign entity,” “foreign government,” or an entity controlled by a foreign national, foreign entity, or foreign government) as those terms are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and neither does or will permit any foreign person affiliated with Parent or Merger Sub to obtain through Parent or Merger Sub any of the following with respect to the Company within the meaning of the DPA: (i) “control” of the Company, (ii) access to any “material nonpublic technical information” in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any “involvement,” other than through the voting of shares, in the Company’s “substantive decisionmaking” regarding (x) the use, development, acquisition, or release of any “critical technology,” (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure.”

Section 4.23 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Section 4.24 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), PARENT AND MERGER SUB ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS, ANY OTHER INFORMATION PROVIDED TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PARENT AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT PARENT AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE PARENT’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Article V

COVENANTS AND AGREEMENTS

Section 5.1 Access and Information; Financial Statements. From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, the Company and Parent shall (and shall cause the other Company Entities or Merger Sub, as applicable, to): permit the other Party, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to such Party’s properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party). No information provided to or obtained by either party pursuant to this Section 5.1 shall limit or otherwise affect the remedies available hereunder to either Party, or act as a waiver or otherwise affect the representations or warranties of any Party in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Nondisclosure Agreement, dated September 30, 2020, between Parent and the Company (the “Confidentiality Agreement”), and any information provided pursuant to this Section 5.1 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that, Parent may disclose confidential information covered by the Confidentiality Agreement to any potential financing source from whom Parent is seeking financing with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent and such financing source have entered into a confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement. During the Interim Period, the Company shall use commercially reasonable efforts (and shall cause the other Company Entities to use their respective commercially reasonable efforts) to (i) furnish, or cause to be furnished, to Parent financial and material operating data and other material information with respect to any Company Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law and (ii) provide to Parent monthly financial statements of the Company within thirty (30) days following each month-end starting with November 30, 2020, in form and substance as provided to the Company’s material investors consistent with past practice. Notwithstanding anything herein to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (x) cause or constitute a waiver of the attorney-client or other privilege, (y) violate any Contract to which such Party is a party or bound, or (z) violate a condition of any Permit, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (x), (y) and (z) above.

Section 5.2 Conduct of Business by the Company. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each Company Entity to, except as set forth on Section 5.2 of the Disclosure Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including as may be requested or compelled by any Governmental Authority), (i) use commercially reasonable efforts to conduct its Business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, and (ii) use commercially reasonable efforts to preserve their respective properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other Persons having a material business relationship with any Company Entity and maintain all Insurance Policies or substitutes therefor (it being understood that in the event a search for a new chief financial officer is conducted during the Interim Period, the Company shall keep Parent reasonably informed regarding such search process). Without limiting the generality of the foregoing, except as set forth on Section 5.2 of the Disclosure Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and shall cause each Company Entity not to, during the Interim Period:

(a) amend or otherwise change the Organizational Documents of any Company Entity;

(b) issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including, without limitation, any phantom interest), of the Company; provided that the exercise or settlement of any Company Options in the ordinary course of business or otherwise contemplated by this Agreement shall not require the consent of Parent; or (B) any material assets of the Company;

(c) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other person;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(f) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets except, with respect to this clause (B), the incurrence of Indebtedness for borrowed money pursuant to the instruments listed on Section 5.2(f) of the Company Disclosure Schedules;

(g) (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant; provided, that, other than any equity compensation granted pursuant to the second proviso of Section 5.2(b), any such increase shall only take the form of cash and shall not include any increase that would be required to be disclosed in a filing with the SEC if the Company were subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, except as may be required by Law, (E) hire any new employee whose individual annual base compensation shall exceed $275,000, except that in each case the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Benefit Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement, and (4) enter into the retention agreements with executive officers, key employees or directors set forth on Section 5.2(g) of the Disclosure Schedules;

(h) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement, grant any severance or termination pay to, any employee, director or officer other than in the ordinary course of business;

(i) adopt, amend or terminate any material Benefit Plan or any employee benefit plan that would be a Benefit Plan if in effect as of the date hereof except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(j) make any material tax election, amend a material Tax Return, or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(k) materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the rights of any Company Entity thereunder, except in accordance with the terms of such Material Contract in the ordinary course of business;

(l) intentionally permit any material item of Company Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property;

(m) waive, release, assign, settle or compromise any Legal Proceeding (which excludes, for purposes of this Section 5.2(m), any claims or coverage disputes relating to automobile policies issued by the Company Entities), other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(n) enter into, amend, modify or terminate or waive, assign or transfer any rights under any Lease;

(o) acquire or dispose of any interest in real property or fail to exercise any rights of renewal under any Lease that by its terms would otherwise expire;

(p) enter into any new line of business outside of the business currently conducted by the Company Entities as of the date of this Agreement;

(q) make any material change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(r) make any material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP, securities Laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the Financial Statements;

(s) make any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t) authorize the imposition of any material Encumbrance (other than any Permitted Encumbrance) upon any of the Company Entities’ properties, capital stock or assets, tangible or intangible;

(u) authorize material damage, destruction or loss (whether or not covered by insurance) to its property, or any material capital expenditures in excess of budgeted amounts;

(v) fail to maintain its existence or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity (other than the Transactions); or

(w) enter into any formal or informal agreement or otherwise make a commitment, in each case, to do any of the foregoing described in (a) to (v) above.

(x) Nothing contained in this Section 5.2 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company Entities prior to the Closing Date, and the Company shall not be required to obtain consent from Parent to do any of the foregoing if obtaining such consent would violate applicable Law. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 5.3 Conduct of Business by Parent and Merger Sub. During the Interim Period, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), and except as set forth on Section 5.3 of the Disclosure Schedules and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent agrees to, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall use commercially reasonable efforts to conduct and operate the business of Parent and Merger Sub in the ordinary course and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 5.3 of the Disclosure Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Parent and Merger Sub shall not, during the Interim Period:

(a) amend or otherwise change the Organizational Documents of Parent or Merger Sub or form any subsidiary of Parent other than Merger Sub, other than to effectuate the Parent Charter Amendments;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Parent Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Parent Common Stock or Parent Warrants except for redemptions from the Trust Account that are required pursuant to the Parent Organizational Documents;

(d) issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including, without limitation, any phantom interest), of Parent or Merger Sub, except (i) in connection with conversion of the Parent Class B Common Stock pursuant to the Parent Organizational Documents or (ii) in connection with the Transactions (including the transactions contemplated by the Subscription Agreements);

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for any such indebtedness of another person or persons, make any loans or advances, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g) make any material tax election, amend a material Tax Return, or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

(k) other than as set forth in the Parent Certificate of Incorporation, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing in this Section 5.3 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 5.4 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, exemptions, and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements provided, however, that none of the Parties shall be required to seek review by a court, administrative or regulatory authority, agency, commission, board, tribunal or similar adjudicative body (other than participating in an administrative hearing initiated by a Governmental Authority) of any Governmental Order issued by any state insurance regulator. Each party hereto shall use reasonable best efforts to cooperate fully with the other party hereto and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Without limiting the generality of the foregoing, each party hereto shall, as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date hereof), make, or cause or be made, all filings and submissions under the HSR Act to consummate the Transactions, and request early termination of the applicable waiting periods in respect thereof. Filing fees for any HSR filing shall be borne by Parent.

(b) The Company and Parent shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Section 3.2 and Section 3.3 of the Disclosure Schedules; provided, however, that the Company and Parent shall use reasonable best efforts to obtain the consents described in Section 5.4(b) of the Disclosure Schedules. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the Transactions shall be in form and substance reasonably satisfactory to the Company and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party hereto reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party hereto reasonably promptly after the making thereof. Notwithstanding anything to the contrary, neither party hereto shall be obligated to pay any costs or expenses to third parties with respect to such consents, waivers, approvals and notices for Contracts (other than de minimis administrative costs and expenses not in excess of $5,000 in the aggregate); provided, that the parties shall first discuss any requested payment in excess of $5,000 before withdrawing any such related consent, waiver, approval or notice request.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions, and (ii) in the event any Governmental Order adversely affecting the ability of the parties hereto to consummate the Transactions has been issued, to have such Governmental Order vacated or lifted; provided that no party hereto nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions shall be disclosed to the other party hereto in advance of any filing, submission or attendance, it being the intent that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall, to the extent not prohibited by applicable Law, give notice to the other party hereto with respect to any meeting, discussion, appearance, communication or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party hereto with the opportunity to attend and participate in such meeting, discussion, appearance, communication or contact. Each Party shall bear its own costs and expenses (including legal and other advisory fees) related to the consents, authorizations, orders, exemptions and approvals contemplated by this Section 5.4.

(e) Subject to the terms and conditions of this Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, (i) furnish to each other upon reasonable request and, upon request, any Governmental Authority, directly or indirectly, any information or documentation concerning themselves, their respective Affiliates, directors, officers, and equityholders and the Transactions or by the other Ancillary Agreements and such other matters as may be so requested, and (ii) make available their respective personnel and advisors to each other upon reasonable request and, upon request, any Governmental Authority, directly or indirectly, in connection with (A) the preparation of any statement, filing, notice, or application made by or on their behalf or (B) any review or approval process by any Governmental Authority in connection with the Transactions.

(f) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and implement expeditiously each of the Transactions. The parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing herein shall require the Company to use efforts to cause, or attempt to cause, any purchase of any Parent Common Stock pursuant to the terms of any Subscription Agreement.

Section 5.5 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VII) unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 5.5 shall prevent Parent, the Company or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 5.5.

Section 5.6 Requisite Approval.

(a) The Company shall use its best efforts to obtain the Company Stockholder Vote pursuant to written consents of the Stockholders in a form reasonably acceptable to Parent (the “Written Consent”) as promptly as practicable, and in any event within five (5) Business Days, following the date that Parent receives, and notifies the Company of Parent’s receipt of, SEC approval and effectiveness of Parent’s Proxy Statement as described in Section 5.8. The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Reasonably promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b) Reasonably promptly following receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Company Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.6(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.7 Director and Officer Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Entity shall not take any action to waive, eliminate or amend in an adverse manner to Company Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of a Company Entity or who, at the request of a Company Entity, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”).

(b) Prior to the Closing, the Company shall obtain, in consultation with Parent, a post-merger officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time which shall include coverage for claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions) (the “Company Post-Merger D&O Policy”). The costs and expenses associated with obtaining the Company Post-Merger D&O Policy shall be deemed a Company Transaction Expense.

(c) For a period of six (6) years following the Effective Time, Parent shall not take any action to waive, eliminate or amend in an adverse manner to Parent Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of Parent (collectively, with such individual’s heirs, executors or administrators, the “Parent Indemnified Persons”). Prior to the Closing, Parent shall obtain a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions).

(d) This Section 5.7 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by, each Company Indemnified Person and each Parent Indemnified Person, and their respective successors, heirs and representatives.

Section 5.8 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement, Parent shall prepare and file (i) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (A) registering under the Securities Act the Stock Consideration and the Additional Shares (together, the “Registration Shares”), (B) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger, and (C) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the Transactions and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Transactions (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement, or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, or any Other Filing. Parent shall permit the Company and its counsel to review the Proxy Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Proxy Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b) The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other Transactions; (ii) an amendment and restatement of Parent’s certificate of incorporation, in substantially the form of Exhibit F attached hereto, to increase the authorized number of shares of Parent Common Stock, change the name of Parent, declassify the Parent Board and remove provisions therein no longer applicable following the consummation of the Merger (the “Parent Charter Amendments”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Stock Consideration; (iv) approval of the 2021 Equity Incentive Plan that shall provide for grant of awards to employees and other service providers of the Surviving Entity and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Parent Common Stock with a total pool of awards of Parent Common Stock not exceeding ten percent (10%) of the total number of shares of Parent Common Stock on a fully diluted basis as of the Closing Date using the treasury method of accounting with an annual “evergreen” increase of five percent (5%) of the shares of Parent Common Stock outstanding as of the day prior to such increase, (v) the approval and adoption of the ESPP, in form and substance reasonably acceptable to Parent and the Company, that provides for the grant of purchase rights with respect to Parent Common Stock to employees of the Surviving Entity and its Subsidiaries with a total pool of shares of Parent Common Stock not exceeding one and one half percent (1.5%) of the total number of shares of Parent Common Stock on a fully diluted basis as of the Closing Date using the treasury method of accounting, with an annual “evergreen” increase of one percent (1%) of the shares of Parent Common Stock outstanding as of the day prior to such increase; (vi) the election of the individuals listed on Section 5.8(b) of the Disclosure Schedules as directors of Parent, (vii) the adjournment of the Parent Stockholders’ Meeting and (viii) approval of any other proposals the parties deem necessary to effectuate the Merger and the other Transactions (the matters described in clauses (i) through (viii), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c) The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Proxy Statement, and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company for inclusion in the Proxy Statement).

(i) Parent may only adjourn the Parent Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, for the absence of a quorum and (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholders’ Meeting.

Section 5.9 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K (the “Transaction Form 8-K”) pursuant to the Exchange Act to report the execution of this Agreement, which the Company may review and comment upon prior to filing. Within 12 hours of the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement and shall file such joint press release as an exhibit to the Transaction Form 8-K.

(b) Prior to the Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Press Release”). Concurrently with the Closing, the Parties shall distribute the Press Release. Parent and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant.

Section 5.10 Trust Account.

(a) Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of Parent’s final prospectus dated September 2, 2020 (the “Prospectus”) and understands that Parent has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the “public stockholders” (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a “business combination” (as defined in the Prospectus), (ii) to such public stockholders if Parent liquidates or fails to consummate such a business combination within eighteen (18) months from the closing date of Parent’s initial public offering (unless such date is extended with the requisite approval of such public stockholders) or (iii) to Parent after or concurrently with the consummation of such a business combination. The Company hereby agrees, on behalf of the Company, its Subsidiaries, and their respective Representatives, that the Company and its Representatives do not have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim prior to Closing they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Parent to specifically perform its obligations under this Agreement and a claim for Parent to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 5.10(a) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Parent.

(b) Parent covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) the redemption of any shares of Parent Common Stock in connection with the Offer in accordance with the terms set forth in the Proxy Statement; (ii) the payment of Transaction Expenses, (iii) the repayment of Repaid Indebtedness and (iv) the remaining monies in the Trust Account to Parent.

Section 5.11 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the agreements (the “Subscription Agreements”) between Parent and the investors party to the Subscription Agreements (the “PIPE Investors”) for the PIPE Investment in any manner other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Parent Common Stock pursuant to the Subscription Agreements may be rejected by the Company in its sole discretion). Each Subscription Agreement is a legal, valid and binding obligation of (x) Parent and, (y) to Parent’s Knowledge, each PIPE Investor party thereto, in each case, assuming the due authorization, execution and delivery by the other parties thereto, and neither the execution or delivery of such Subscription Agreement by Parent nor the performance by Parent of its obligations under any such Subscription Agreement violates or conflicts with any applicable Laws or Parent Organizational Documents. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Parent shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (A) of any proposed amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

Section 5.12 Exclusivity.

(a) (x) During the Interim Period, Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Parent Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Parent Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Parent Acquisition Proposal, and (y) Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Parent Acquisition Proposal; provided, that the foregoing shall not restrict Parent from responding to unsolicited inbound inquiries to the extent required for the Parent Board to comply with its fiduciary duties. For purposes hereof, “Parent Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Parent or Merger Sub or the purchase, sale, lease, exchange or other acquisition or disposition of all or substantially all of the properties or assets or equity interests of Parent or Merger Sub, or of a third Person by Parent or Merger Sub.

(b) During the Interim Period, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of the Company.

(c) In addition to the other obligations under this Section 5.12, each party hereto shall promptly (and in any event within 24 hours after receipt thereof by such party) advise the other party hereto orally and in writing of any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Company Acquisition Proposal (with respect to the Company) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Company Acquisition Proposal (with respect to the Company), the material terms and conditions of such any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Company Acquisition Proposal (with respect to the Company) or inquiry, and the identity of the Person making the same.

(d) Each party hereto agrees that the rights and remedies for noncompliance with this Section 5.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

Section 5.13 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Merger. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, contractors and representatives having knowledge of the Transactions to comply with the foregoing requirement.

Section 5.14 Notification of Certain Changes. During the period from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VII, each of Parent and the Company shall give reasonably prompt notice to the other of any fact, circumstance, event or action the existence, occurrence or taking of which (i) (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (with respect to the Company), or a Parent Material Adverse Effect (with respect to Parent or Merger Sub), or (y) has resulted in, or would reasonably be expected to result in, any material failure by such party to satisfy the conditions set forth in Article VI, and (ii) such party actually becomes aware.

Section 5.15 Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VI hereof and to consummate the Transactions. Each of the parties hereto shall execute or deliver any additional instruments as reasonably requested by the other party hereto necessary to consummate the Transactions.

Section 5.16 Parent Officers and Directors. Parent and the Company shall cause the individuals listed on Section 2.4(b) of the Disclosure Schedules to be elected and appointed as officers and directors of Parent effective as of, and conditioned upon, the consummation of the Merger.

Section 5.17 Incentive Equity Awards; ESPP.

(a) Prior to the Closing Date, Parent shall approve and adopt the 2021 Equity Incentive Plan, in substantially the same form as attached hereto as Exhibit G, effective upon the Closing. As soon as practicable following the date that is sixty (60) days after the date of filing of the Transaction Form 8-K, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) with respect to the Parent Common Stock issuable under the 2021 Equity Incentive Plan.

(b) Prior to the Closing Date, Parent shall approve and adopt the ESPP, in substantially the same form as attached hereto as Exhibit H, effective upon the Closing. As soon as practicable following the date that is sixty (60) days after the date of filing of the Transaction Form 8-K, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Stock issuable under the ESPP.

Section 5.18 NASDAQ Matters. Parent will use its reasonable best efforts to cause the Parent Common Stock issuable in connection with the Transactions to be approved for listing on NASDAQ at the Closing. From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VII, Parent shall use its reasonable best efforts to maintain the listing of the Parent Common Stock on NASDAQ.

Section 5.19 Company Securityholder Consents and Agreements. As promptly as practicable following the date of this Agreement the Company shall use its best efforts to obtain from:

(a) the requisite Stockholders the termination, effective as of immediately prior to, and conditioned upon, the consummation of the Merger, of that certain Amended and Restated Investors Rights Agreement, that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, and that certain Amended and Restated Voting Agreement, each dated July 18, 2018, as may be amended from time to time, and any letter agreements between the Company and its Stockholders relating to management rights, information rights or board observer rights (collectively, the “Management Agreements”);

(b) Moss Adams LLP, (i) the audited consolidated financial statements, consisting of the balance sheet of the Company Entities as of December 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, audited in accordance with the standards of the PCAOB, together with such auditor’s signed opinion on such financial statements, within fifteen (15) Business Days after the date of this Agreement;

(c) Stockholders holding at least the number of Company Shares required to constitute the Company Stockholder Vote, duly executed and delivered Stockholder Support Agreements within ten (10) Business Days after the date of this Agreement; and

(d) Dan Preston, prior to Closing, any documentation necessary to forgive outstanding amounts due and owing under the Second Amended and Restated Promissory Note between the Company and Dan Preston dated April 28, 2016, as amended by that First Amendment, dated April 14, 2020.

Section 5.20 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2) (A) of the Code and the regulations thereunder), then, the Company will: (a) no later than six (6) Business Days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 5.20 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 5.21 Tax Matters.

(a) None of Parent, Merger Sub or the Company shall (and each shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c) Each party hereto shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event either Parent or Merger Sub, on one hand, or the Company, on the other hand, seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

Section 5.22 Rule 16b-3. Prior to the Effective Time, Parent shall use reasonable best efforts to have the Parent board of directors adopt resolutions to cause acquisitions of Parent Common Stock pursuant to the Transactions by each Person who at the Effective Time is or will become a director or officer of Parent (or is or may be deemed to become a director of Parent by deputization) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.23 Employment Agreements. Prior to the Effective Time, Parent and the Company shall each use their respective reasonable best efforts to cause to be negotiated and entered into, effective as of, and conditioned upon, the consummation of the Merger, executive employment agreements with each of the executives of the Company identified on Section 5.23 of the Disclosure Schedules, in each case in form and substance reasonably agreed upon by Parent, the Company and such executive.

Section 5.24 Insurance.

(a) With respect to events or circumstances relating to the Company Entities that occurred or existed prior to the Closing Date that are covered by occurrence-based insurance policies and resulting in a loss or liability to the Company Entities or Parent after the Closing, the Company Entities may, to the extent permitted thereunder and to the extent of such loss or liability, make claims under such policies so long as such claims are not reasonably expected to result in non-de minimis increased costs or Liabilities to Parent. The Company shall, and shall cause its Affiliates to, provide reasonable cooperation and assistance in the pursuit of such claims.

(b) With respect to any open claims against the insurance policies of the Company or any of its Affiliates relating to losses suffered by the Company Entities prior to the Closing Date that are not excluded Liabilities under this Agreement, the Company shall (i) use commercially reasonable efforts to pursue such claims and shall reasonably cooperate with and assist Parent and its Affiliates in doing the same, and (ii) remit to Parent the proceeds realized from such claims that relate to losses suffered by the Company Entities and for which recovery due to the Company Entities was sought; provided, that none of Parent or any of its Affiliates has been indemnified with respect to such amounts under this Agreement.

Section 5.25 Lock-Up Agreements. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each Stockholder to deliver, or cause to be delivered, to Parent copies of the Lock-Up Agreements duly executed by all such parties.

Article VI

CONDITIONS TO CLOSING AND THE MERGER

Section 6.1 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Transactions to be rescinded following completion thereof.

(b) The Parent Stockholder Approval shall have been obtained and remain in full force and effect.

(c) The Company Stockholder Vote shall have been obtained and remain in full force and effect.

(d) The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e) The conditions in the Subscription Agreements to the obligations of the parties thereto to consummate the Private Placements shall have been satisfied or waived in accordance with the Subscription Agreements (other than those conditions that by their nature are to be satisfied at, or contemporaneously with, the Closing).

(f) The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the Registration Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) As of the Closing, after consummation of the Private Placements, and after distribution of the remaining funds in the Trust Account to Parent pursuant to Section 5.10 (after deducting all amounts to be paid pursuant to the redemption of any shares of Parent Common Stock in connection with the Offer, Transaction Expenses and Repaid Indebtedness), Parent shall have cash on hand equal to or in excess of $199,000,000.

(h) The Company shall have received the exemptions or approvals set forth in Section 3.3 of the Disclosure Schedules.

(i) Parent shall have at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the exercise by the holders of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Common Stock held by them into a pro rata share of the Trust Account in accordance with the Parent Certificate of Incorporation, the PIPE Investment and the other Transactions to occur upon the Closing).

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any of which may be waived by Parent or Merger Sub):

(a) Representations and Warranties. (i) Each of the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Authority; Board Approval) and Section 3.22 (Brokers) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), (ii) each of the representations and warranties set forth in Section 3.4 (Capitalization) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) each of the other representations and warranties set forth in Article III (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c) Material Adverse Effect. There shall have been no event, change or occurrence that is continuing, which, individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 6.2(a) through Section 6.2(c) have been satisfied.

(e) Secretary’s Certificate. The Company shall have delivered to Parent copies of the following, each certified by an authorized officer of the Company to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation or formation of each Company Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; (ii) the bylaws or operating agreement of each Company Entity; and (iii) the resolutions of the Company Board authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the Transactions.

(f) Repaid Indebtedness. The Repaid Indebtedness shall have been, or shall be substantially concurrently with the Closing on the Closing Date, repaid in full.

(g) Management Agreements. Each of the Management Agreements shall have been terminated immediately prior to or as of the Effective Time.

(h) Warrants. Each of the Warrant Agreement Amendments shall remain in full force and effect and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects.

(i) Registration Rights Agreements. The Company shall have delivered to Parent duly executed counterpart signature pages of the applicable Stockholders to the Registration Rights Agreement.

(j) Lock-Up Agreements. The parties to the Lock-Up Agreements set forth in Section 6.2(j) of the Disclosure Schedules shall have delivered, or cause to be delivered, to Parent copies of the Lock-Up Agreements duly executed by all such parties.

(k) FIRPTA Certificate. The Company shall have delivered to Parent a properly executed certification that equity interests in the Company are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) Each of the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.5 (Brokers), (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), (ii) each of the representations and warranties set forth in Section 4.7 (Capitalization) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) each of the other representations and warranties set forth in Article IV (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Material Adverse Effect. There shall have been no event, change or occurrence that is continuing, which, individually or together with any other event, change or occurrence, would reasonably be expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, that each of the conditions set forth in Section 6.3(a) through Section 6.3(c) have been satisfied.

(e) Secretary’s Certificate. Parent shall have delivered to the Company copies of the following, each certified by an authorized officer of Parent to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation and bylaws of Parent and Merger Sub; and (ii) the resolutions of the board of directors of each of Parent and Merger Sub and of the stockholder of Merger Sub authorizing and approving this Agreement, the Ancillary Agreements and all of the Transactions.

(f) Resignations. Other than those Persons identified as continuing directors of Parent on Section 2.4(b) of the Disclosure Schedules, all members of the Parent Board and all officers of Parent shall have executed written resignations effective as of the Closing.

(g) Registration Rights Agreement. Parent shall have delivered to the Company duly executed counterpart signature pages of Parent and the applicable Parent stockholders to the Registration Rights Agreement.

(h) Cancellation and Vesting Agreement. The Cancellation and Vesting Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects.

Section 6.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied to excuse such party’s obligation to effect the Closing if such failure was caused by such party’s breach of a covenant or agreement of this Agreement by such party.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company, if the Closing has not occurred on or before May 1, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by Parent or the Company, if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Transactions, including the Merger;

(d) by Parent or the Company, if the Parent Stockholder Approval is not obtained by the Outside Date;

(e) by Parent, at any time on or after the date that is ten (10) Business Days following the date that Parent receives, and notifies the Company of Parent’s receipt of, SEC approval and effectiveness of Parent’s Proxy Statement as described in Section 5.8, if the Company does not deliver to Parent on or prior to such date the Written Consent pursuant to Section 5.6(a);

(f) by the Company, if the Company Stockholder Vote (or Written Consent) is not obtained by the Outside Date;

(g) by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Company Entity contained herein become untrue or inaccurate such that Section 6.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1(g)); or (ii) there has been a breach on the part of any Company Entity of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1(g)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to the Company and (y) the Outside Date;

(h) by Parent, if the audited financial statements referenced in Section 5.19(b) are not delivered to Parent within fifteen (15) Business Days after the date of this Agreement;

(i) by Parent, if the Stockholder Support Agreements referenced in Section 5.19(c) are not delivered to Parent within ten (10) Business Days after the date of this Agreement; and

(j) by the Company, if neither the Company nor any of the other Company Entities is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and Merger Sub contained herein become untrue or inaccurate such that Section 6.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1(j)); or (ii) there has been a breach on the part of Parent and Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 6.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1(j)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Parent and (y) the Outside Date.

Section 7.2 Manner of Exercise. In the event of termination by Parent or the Company, or both, in accordance with Section 7.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations and liabilities of the parties hereto under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 5.10 and Article VIII will survive termination of this Agreement; provided that such termination shall have no effect on any liability of any party for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

Section 7.4 Waiver. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article VIII

MISCELLANEOUS

Section 8.1 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Sub, to:

c/o Insurance Acquisition Corp. II
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention: Amanda Abrams
Phone: (484) 459-3476
Email: aabrams@cohenandcompany.com

with a copy (which shall not constitute notice) to:

Ledgewood P.C.

Two Commerce Square, Suite 3400
2001 Market Street
Philadelphia, PA 19103
Attention: Derick S. Kauffman
Phone: (215) 731-9450
Facsimile: (215) 735-2513
Email: dkauffman@ledgewood.com

If to the Company, to:

MetroMile, Inc.
425 Market Street #700
San Francisco, CA 94105
Attention: Dan Preston

with a copy (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Rachel Proffitt
Phone: (415) 693-2000
Email: rproffitt@cooley.com; gosterman@cooley.com

Section 8.3 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 8.4 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 8.5 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the Transactions; provided, that if the Merger and the Closing occurs Parent and the Surviving Entity shall be responsible for and shall pay at or after the Closing all Transaction Expenses in accordance with their terms and the terms of this Agreement.

Section 8.6 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 8.7 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Company Indemnified Persons and Parent Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or their respective subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction, which assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 8.9 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 8.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 8.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 8.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 8.6, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 8.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.13 Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 8.14 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and the Company; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals.

Section 8.15 Legal Representation.

(a) Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company Entities), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Cooley LLP may represent the Company Entities or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company Entities or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Cooley LLP provide legal services to any Company Entities after the Closing Date.

(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Ledgewood P.C. may represent Parent or any of its directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company Entities), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Parent or other Company Waiving Parties, and each of Parent and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Ledgewood P.C. provides legal services to Parent after the Closing Date.

Section 8.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Related Party of a party hereto shall have any liability for any liabilities or obligations of the parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No party hereto shall have any right of recovery in respect hereof against any Related Party of a party hereto and no personal liability shall attach to any Related Party of a party hereto through such party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Laws or otherwise. The provisions of this Section 8.16 are intended to be for the benefit of, and enforceable by the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 8.16. This Section 8.16 shall be binding on all successors and assigns of parties hereto.

Section 8.17 Disclosure Letters and Exhibits. The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Disclosure Schedule; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Parent, as applicable, in this Agreement. Certain information set forth in the Disclosure Schedules is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

Parent:

INSU Acquisition Corp. II

By:	/s/ John M. Butler
Name: John M. Butler
Title: President and Chief Executive Officer

MERGER SUB:

INSU II Merger Sub Corp.

By:	/s/ John M. Butler
Name: John M. Butler
Title: President and Chief Executive Officer

COMPANY:

MetroMile, Inc.

By:	/s/ Dan Preston
Name: Dan Preston
Title: Chief Executive Officer

Signature Page to Merger Agreement